                                                                       Exhibit H

                                   Before the

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Release No.               , 2004

--------------------------------

In the Matter of:

TPG Partners IV, L.P.
TPG III Oregon Electric Investment Company, LLC
301 Commerce Street, Suite 3300
Fort Worth, Texas

            TPG Partners IV, L.P., a Delaware limited partnership, and TPG III Oregon Electric Investment Company, LLC, a to-be-formed Delaware limited liability company (collectively, "TPG"), have filed an Application/Declaration seeking an order declaring, pursuant to Section 5(d) of the Administrative Procedure Act, 5 U.S.C. Section 554(e), that TPG will not become a "holding company" within the meaning of Section 2(a)(7) of the Public Utility Holding Company Act of 1935 solely as a result of the acquisition by Oregon Electric Utility Company, LLC of all of the capital stock of Portland General Electric Company.

            The filing and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ______, 2004 to the Secretary, Securities and Exchange Commission, 450 Fifth St., N.W., Washington, D.C. 20549.